Exhibit 99.1

FOR IMMEDIATE RELEASE

New Source Energy Partners Completes First Acquisition; Raises 2013 Production Guidance; and Recommends Increased Distribution to its Board of Directors

OKLAHOMA CITY, April 2, 2013 – New Source Energy Partners L.P., a Delaware limited partnership (NYSE: NSLP) (the “Partnership”), announced today that it has acquired oil and natural gas properties from New Source Energy Corporation, Scintilla, LLC and W.K. Chernicky, LLC (together, the “Contributors”). The transaction closed on March 29, 2013, with an effective date of March 1, 2013, and was financed with the issuance of an aggregate 1,378,500 common units representing limited partner interests to the Contributors.

“This transaction marks the Partnership’s first acquisition and further strengthens our asset portfolio for our unit holders,” said Kristian Kos, President and Chief Executive Officer of New Source Energy GP, LLC, the general partner of the Partnership (the “General Partner”). “We are also pleased to be able to finance the transaction with equity thereby strengthening our balance sheet. We expect the transaction to deliver accretion to our unit holders.”

Transaction Highlights, including Updated Production and Maintenance Capex Guidance

The updated second quarter 2013 guidance included below is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. The Partnership’s updated second quarter 2013 guidance for production levels is based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products.

•	Adds mature assets located in core Golden Lane Field and adjacent Luther Field

•	Assets expected to increase average production for remainder of 2013 by in excess of 600 Boe/d; approximately 10% oil and 54% NGLs; following acquisition, the Partnership is increasing second quarter 2013 production guidance to a range of 3,900 Boe/d to 4,100 Boe/d, from its IPO prospectus forecast of 3,316 Boe/d

•	The production profile and decline rate of these assets is consistent with the existing assets of the Partnership

•	Adds low-risk estimated reserves of 3.9 MMBoe as of December 31, 2012, which are 53% proved developed; 10% oil and 54% NGLs

•	Estimated increase in maintenance capital expenditures of approximately $2 million dollars per year for the acquired properties; following acquisition, the Partnership is increasing guidance for maintenance capital expenditures for second quarter 2013 to $2.6 million

The transaction was unanimously approved by the Board of Directors of the Partnership’s General Partner, on the approval and recommendation of its Conflicts Committee.

The Board of Directors of the general partner anticipates approving a first quarter distribution of $0.525 per unit, or $2.10 per unit per year on an annualized basis, pro-rated from the February 13, 2013 closing of the Partnership’s initial public offering through March 31, 2013. The distribution will be paid on May 15, 2013 to all unit holders of record on May 1, 2013.

The Partnership also announced today that following the completion of this acquisition, management intends to recommend to the Board of Directors of the general partner to increase the second quarter 2013 distribution to $0.55 per unit, or $2.20 per year on an annualized basis, for all outstanding units and the third quarter 2013 distribution to $0.575 per unit, or $2.30 per year on an annualized basis, for all outstanding units.

About New Source Energy Partners L.P.

New Source Energy Partners L.P. is an independent energy company focusing on delivery through streamlined operations and vertically integrated infrastructure. The Partnership is actively engaged in the development and production of our onshore oil and liquids-rich portfolio that extends across conventional resource reservoirs in east-central Oklahoma. For more information on the Partnership please visit www.newsource.com.

Forward-Looking Statements

This news release contains “forward-looking statements” which are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and other statements contained in this press release. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. Subsequent events and market developments could cause the Partnership’s expectations to change. While the Partnership may elect to update these forward-looking statements at some point in the future, the Partnership specifically disclaims any obligation to do so, even if new information becomes available, except as may be required by applicable law.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” as defined by SEC rules. Estimates of reserves in this press release are based on various assumptions, including assumptions related to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.

New Source Energy Partners L.P.—Investor & Media Contact

Nick Hodapp

Director of Investor Relations

(405) 272-3028

nhodapp@newsource.com